Exhibit 99.1

Microvision Reports Third Quarter 2009 Results

Commercial Product Launch and Beginning of Shipments of SHOWWX, World’s First Laser Pico Projector, Highlight Quarter

REDMOND, Wash.--(BUSINESS WIRE)--October 22, 2009--Microvision, Inc. (NASDAQ:MVIS), a global leader in innovative ultra-miniature projection display and image capture products for mobility applications, today reported operating and financial results for the third quarter of 2009.

Operating Results

“The third quarter of 2009 was a very rewarding and in many ways historical quarter for Microvision as we reached three important corporate milestones for commercialization of our PicoP® technology” said Alexander Tokman, Microvision’s President and CEO. “We launched our first PicoP technology based product, SHOWWXTM the world’s first laser pico projector; received our first purchase order to distribute the SHOWWX; and secured our first global OEM to private label the accessory product. We began shipping SHOWWX laser pico projectors in September and our plan is to increase volume each month to meet customer demand.”

Microvision’s Asian distribution partner, Mint Technology, through its parent company Mint Wireless Limited (ASX: MNW), issued a press release on October 22 (see Mint press release) revealing that the global OEM that will private label Microvision’s laser pico projector is Uniden Corporation of Japan. Microvision had previously announced on a no-name basis the purchase order from Mint Technology (see September 30 Microvision press release) and the purchase order for Uniden to private label Microvision’s PicoP display engine-based accessory laser pico projector (see October 8 Microvision press release).

Other notable results and acknowledgements for the third quarter included:

  Certifying the SHOWWX Laser Pico Projector as a Made for iPod® product
  Signing a long-term agreement with OSRAM Opto Semiconductors GmbH for supply of green and blue lasers to further strengthen supply chain capabilities.

  Receiving $1.0 million subcontract award from Lockheed Martin to support DARPA’s Urban Leader Tactical Response, Awareness & Visualization (ULTRA-Vis) program, an advanced technology development initiative to build a soldier worn system. This contract is important to Microvision’s long-term strategic roadmap, as it provides the opportunity to advance the company’s technology for a variety of military and commercial full-color eyewear applications. Under the subcontract Microvision is developing a daylight-readable, see-through, low-profile, ergonomic eyewear display based on its ultra-miniature PicoP display engine and proprietary thin, clear Substrate Guided Relay (SGR) Optics.
  Identified for the first time by the Patent Board™ as one of the "Top 50 Movers” in the Electronics and Instruments industry. The Patent Board is a leading business-based patent advisor to Fortune 500 companies, emerging technology companies, law firms, investment banks, governments and universities. The Patent Board utilizes proprietary data, tools, analytics and technology to leverage patent-based Intellectual Property as an asset class.
  Identified by a Pacific Northwest business publication as one of “Washington’s Top 100 Companies to Work For in 2009”

Financial Results

For the nine months ended September 30, 2009, the company reported revenue of $2.9 million compared to $5.1 million for the same period in 2008 and for the three months ended September 30, 2009, the company reported revenue of $ 924,000 compared to $894,000 for the same period 2008. As of September 30, 2009, the backlog totaled $2.0 million compared to $647,000 at September 30, 2008. The decrease in revenue is primarily attributed to lower backlog at the beginning of 2009, which is a result of the company's strategy to focus most of its resources on commercializing PicoP products.

The company reported an operating loss for the nine months ended September 30, 2009 of $27.9 million compared to $25.3 million for the same period in 2008 and $9.3 million, for the quarter ended September 30, 2009 compared to $9.0 million for the same period in 2008.

The company reported a net loss of $30.8 million, or $0.43 per share, for the nine months ended September 30, 2009 compared to $22.7 million, or $0.38 per share for the same period in 2008 and $11.5 million, or $0.15 per share, for the quarter ended September 30, 2009 compared to $8.4 million, or $0.13 per share for the quarter ended September 30, 2008. The net loss for the three and nine months ended September 30, 2009 included a non cash loss on derivative instruments of $2.2 million and $3.0 million, respectively, compared to a gain of $585,000 and $2.0 million for the same periods in 2008. The loss on derivative instruments is due to the change in the value of the warrants to purchase the company’s common stock that were issued in connection with the company’s financing transactions.

Net cash used in operating activities was $23.4 million for the nine months ended September 30, 2009 compared to $22.3 million for the same period in 2008. Net cash used in operating activities was $7.1 million for the quarter ended September 30, 2009 compared to $7.6 million for the second quarter of 2009. The reduction in the quarterly cash burn was primarily a result of cost reduction efforts the company implemented in the first quarter of 2009. The net cash burn for the third quarter was partially offset by the receipt of $1.5 million for the exercise of investor warrants, and $300,000 for other investing and financing activities resulting in a net cash usage of $5.9 million for the third quarter of 2009. The company ended the quarter with $20.5 million in cash, cash equivalents, and investment securities.

Conference Call

Microvision will host a conference call to discuss its third quarter 2009 results and current business operations at 4:30 p.m. ET on October 22, 2009. Participants may join the conference call by dialing (800) 299-0148 (for U.S. participants) or (617) 801-9711 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 46236246. Additionally, the call will be broadcast over the Internet and can be accessed from the company’s web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision

Microvision provides the PicoP display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays, and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit our website (www.microvision.com) and corporate blog (www.microvision.com/displayground).

Forward Looking Statement

Certain statements contained in this release, including those relating to availability and supply of key components, including green lasers, ramp of production, applications, business partnering expectations, sales, growth, business prospects and impact of cost reductions, as well as statements containing words like “expect,” “plan,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our planned future products dependence on advances in technology by other companies, our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$17,759	$25,533
Investment securities, available-for-sale	2,716	2,705
Accounts receivable, net of allowances	545	537
Costs and estimated earnings in excess of billings on uncompleted contracts	242	695
Inventory	642	1,525
Other current assets	568	889
Total current assets	22,472	31,884

Property and equipment, net	3,895	3,701
Restricted investments	1,332	1,332
Other assets	53	47
Total assets	$27,752	$36,964

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,390	$3,487
Accrued liabilities	3,289	3,545
Billings in excess of costs and estimated earnings on uncompleted contracts	47	62
Liability associated with common stock warrants	3,379	331
Current portion of capital lease obligations	71	41
Current portion of long-term debt	76	71
Total current liabilities	10,252	7,537

Capital lease obligations, net of current portion	165	45
Long-term debt, net of current portion	264	322
Deferred rent, net of current portion	1,156	1,409
Total liabilities	11,837	9,313

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	77	68
Additional paid-in capital	338,690	319,662
Accumulated other comprehensive loss	(27)	(38)
Accumulated deficit	(322,825)	(292,041)
Total shareholders' equity	15,915	27,651
Total liabilities and shareholders' equity	$27,752	$36,964

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Contract revenue	$817	$480	$2,342	$3,767
Product revenue	107	414	520	1,319
Total revenue	924	894	2,862	5,086

Cost of contract revenue	379	253	1,289	1,389
Cost of product revenue	720	356	1,504	1,224
Total cost of revenue	1,099	609	2,793	2,613

Gross margin	(175)	285	69	2,473

Research and development expense	5,839	5,804	17,165	16,111
Sales, marketing, general and administrative expense	3,283	3,456	10,764	11,694
Total operating expenses	9,122	9,260	27,929	27,805

Loss from operations	(9,297)	(8,975)	(27,860)	(25,332)

Interest income	45	271	188	962
Interest expense	(19)	(11)	(50)	(36)
Impairment of investment securities, available-for-sale	-	(300)	-	(300)
Gain (loss) on derivative instruments, net	(2,246)	585	(3,048)	2,004
Other expense	(8)	(13)	(14)	(45)

Net loss	$(11,525)	$(8,443)	$(30,784)	$(22,747)

Net loss per share - basic and diluted	$(0.15)	$(0.13)	$(0.43)	$(0.38)

Weighted-average shares outstanding - basic and diluted	76,265	64,879	71,105	59,483

CONTACT:
Microvision, Inc.
Matt Nichols (media), 425-882-6657
Jeff Wilson (investors), 425-936-6847